[LOGO] Air Industries Group

For Immediate Release

                Air Industries Group Announces Major Acquisition

  Accretive Acquisition of Blair-HSM Group of Companies to Create Landing Gear
                                   Powerhouse

BAY SHORE, NY - November 19, 2007 -- Air Industries Group, Inc. (OTCBB: AIRI) today announced that it will acquire all of the outstanding shares of Blair Industries, Inc., Blair Accumulators, Inc., H.S.M. Machine Works, Inc. of New York, and H.S.M. Machine Works, Inc. of North Carolina (collectively, "Blair-HSM"). With a forty year history, Blair-HSM designs and manufactures fully dressed landing gear and other structural and hydraulic components primarily for commercial and military aircraft, and is comprised of sister companies operating out of one facility in Medford, Long Island, NY, and another facility in Leland, NC. As part of the purchase agreement, Air Industries Group has agreed to pay approximately $16.4 million in a combination of cash, restricted stock, and debt. The closing of the acquisition is expected to be on or about January 2008, and is subject to the satisfaction of standard terms and conditions.

"The agreement to acquire Blair-HSM, a company with annualized revenues of approximately $16 million which will be immediately accretive to earnings, is an exceptional fit for integration with our Air Industries platform," said Air Industries Group President and Chief Executive Officer Peter Rettaliata. "This combination provides us with impressive capabilities and a premier customer base for landing gear and other critical flight safety components and assemblies.

"Our continued infrastructure expansion is enabling our ascent of the aerospace supply chain. With Blair-HSM, we are further transitioning from basic contract manufacturing to becoming a provider of comprehensive integration services, particularly for fully dressed landing gear."

Founded in 1951, HSM produces structural landing gear components, complex airframe machined parts, as well as hydraulic components. Established in 1979, Blair Industries produces hydraulic actuators, mechanical assemblies, a wide variety of kits, and complete landing gear assemblies. Blair and HSM were merged into one facility in 1999. Today, Blair-HSM offers a low cost facility with capabilities ranging from basic to complex landing gear assemblies. Its workforce consists of a strong procurement department, vast manufacturing experience and capabilities, a tried and proven sub-contractor base, a fully capable assembly department, and other infrastructure.

The North Carolina facility occupies over 40,000 square feet and houses some of Blair-HSM's largest equipment. Roughly sixty to eighty percent of the material removal process is completed in the North Carolina division. This extremely "lean" division has numerous multi-spindle machining centers that are interfaced to a central computer system.

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For over 10 years, Blair-HSM has been a certified supplier for all divisions of the world's largest provider of landing gear to the industry's prime contractors, and maintains similar standing with France-based Messier-Dowty, the world's second largest provider of landing gear.

Concurrent with the closing of the acquisition, Air Industries Group will enter into employment agreements with key executives of Blair-HSM to enable seamless integration and long term synergistic benefits.

Legal representation for Air Industries Group in this transaction was provided by Eaton & Van Winkle LLP of New York, NY. Legal representation for Blair-HSM in this transaction was provided by Lewis Johs Avallone Aviles, LLP of Melville, NY.

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (OTCBB: AIRI) is an integrated manufacturer of precision components and provider of supply chain services for the aerospace and defense industry. The Company has over 35 years of experience in the industry and has developed leading positions in several important markets that have significant barriers to entry. With embedded relationships with many leading aerospace and defense prime contractors, the Company designs and manufactures structural parts and assemblies that focus on flight safety, including landing gear, arresting gear, engine mounts and flight controls. Air Industries Group also provides sheet metal fabrication, tube bending, and welding services, as well as distributing specialty metals that are a critical component in the aerospace supply chain. Information on the Company and its products may be found online at www.airindustriesgroup.com.

                                      # # #

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, firm backlog, projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates, projections and forecasts made by management with respect to the Company's critical accounting policies, firm backlog, projected backlog, regulatory delays, government funding and budgets, matters pertaining to potential and pending acquisitions subject to and after closings, and other factors, including results of financial audits and general economic conditions, not within the Company's control. Certain of the Company's forward looking statements, with the projected backlog in particular, are formulated based on management's extensive industry experience and understanding and assessment of industry trends, customer requirements, and related government spending. Projected backlog may be subject to variability and may increase or decrease at any time based on a variety of factors, including but not limited to modifications of previously released orders, acceleration of orders under general purchase agreements, etc. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Jordan M. Darrow
Darrow Associates, Inc.
631-367-1866
jdarrow@darrowir.com